PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)                    REGISTRATION NO. 333-92161
                                                                       333-95805



                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:


                                                                         Primary
                                                           Share         Trading
                   Name of Company          Ticker        Amounts        Market
--------------------------------------- ------------- -------------- -----------
Abbott Laboratories                          ABT               14         NYSE
Allergan, Inc.                               AGN                1         NYSE
Andrx Corporation-Andrx Group                ADRX               2        NASDAQ
Advanced Medical Optics, Inc.                AVO         0.222222         NYSE
Biovail Corporation                          BVF                4         NYSE
Bristol-Myers Squibb Company                 BMY               18         NYSE
Eli Lilly & Company                          LLY               10         NYSE
Forest Laboratories, Inc.                    FRX                4         NYSE
ICN Pharmaceuticals, Inc.                    ICN                1         NYSE
IVAX Corporation                             IVX            1.875         AMEX
Johnson & Johnson                            JNJ               26         NYSE
King Pharmaceuticals, Inc.                    KG             4.25         NYSE
Medco Health Solutions(1)                    MHS           2.6532         NYSE
Merck & Co., Inc.                            MRK               22         NYSE
Mylan Laboratories, Inc.                     MYL              1.5         NYSE
Pfizer Inc.                                  PFE               58         NYSE
Schering-Plough Corporation                  SGP               14         NYSE
Watson Pharmaceuticals, Inc.                 WPI                1         NYSE
Wyeth                                        WYE               12         NYSE
Zimmer Holdings, Inc.                        ZMH              1.8         NYSE

-------------------------
(1) As of August 25, 2003, as a result of the spin-off of Medco Health Solutions from Merck & Co., Medco Health Solutions will be included in Pharmaceutical HOLDRS. As of August 25, 2003, 2.6532 shares of Medco Health Solutions are included in each round-lot of 100 Pharmaceutical HOLDRS.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2003.